Contractual Agreement

Which was drawn up and signed in Netanya on 27.10.2020

Between: **Raphael Pharmaceutical Ltd** Private Company No. 516054400
Through its authorized signatory Mr. Shlomo Pilo I.D. No. 052044435
Address: 4 Louis Pasteur Street Tel Aviv-Yafo
Tel: 0527755072 Fax: 09-7676184
Email: shlomipilo1@gmail.com

(hereinafter: "**the Company**")

(**of the one part**);

and: **Way of Life Cannabis Ltd** Private Company No. 515820819
Through its authorized signatory Iris Vermouth I.D. No. 200031219
and Shahaf Ohana I.D. No. 036396422
Address: Moshav Aviel
Tel: 054-5000233
Email: iris.mustakis@gmail.com

(hereinafter: "**the Grower**")

(**of the other part**);

Whereas The Company is engaged in research and development of cannabis-based medical indications for medicinal use under an exclusive contract with Rambam Hospital in Haifa;

And whereas The Grower has hothouses in Moshav Aviel which are used to propagate and cultivate cannabis varieties for diverse medical purposes (hereinafter: **"the cultivation facility"**);

And whereas Mr. Raphael Ohana holds license number 118884 from the Medical Cannabis Unit permitting the propagation and cultivation of cannabis for medical use (IMC-GAP) (hereinafter: **"the license"**), which Mr. Ohana and the Grower intend to have transferred into the Company's name as soon as possible;

And whereas The grower can import cannabis seeds into Israel from countries which lawfully export them and Israel has foreign trade agreements which allow the import/export of cannabis seeds and all subject to obtaining permits from the relevant officials in the Ministry of Agriculture and the Ministry of Health;

And whereas The Grower declares that it has at its disposal the appropriate means and personnel for the propagation and cultivation of cannabis seeds in accordance with the procedures and guidelines of the Ministry of Health's Medical Cannabis Unit (hereinafter: **"the MCU"**);

And whereas The Company is working to merge its operation with a public company which is traded in the OTC Markets in the United States;

And whereas The parties wish to enter into an investment and collaboration agreement, as detailed hereinafter in this Agreement;

It is therefore agreed and stipulated between the parties as follows:

1. **Preamble**

1.1. The foregoing preamble and the appendices attached herewith constitute an integral part of this Agreement.

1.2. This Agreement has been divided into paragraphs and paragraph headings have been provided for reasons of convenience and reference only, and they shall not be used for interpretation.

1.3. Wherever the singular form of a word appears this Agreement it shall be deemed to include its plural form and vice versa.

2. **The Grower's representations, declarations and undertakings**

The Grower declares and undertakes as follows:

2.1. The Grower is a private company which was lawfully incorporated and registered under the laws of the State of Israel on 22nd March 2018, and its number with the Registrar of Companies is 515820819.

2.2. Copies of the Grower's incorporation certificate and incorporation documents, correct and up-to-date at the time of signing this Agreement, are attached to

this Agreement marked **Appendix 2.2**.

2.3. It has in its possession the appropriate license for the propagation and cultivation of cannabis for medical use from the MCU (IMC-GAP).

2.4. It undertakes to inform the Company immediately should the license's validity not be extended at any stage.

2.5. No legal, contractual and/or other obstacle exists to prevent it from entering into and honoring its obligations under this Agreement.

2.6. The Grower is registered with the income tax and VAT authorities and reports to those authorities as required by law.

2.7. The Grower is not late in submitting a report or other document or any payment to the authorities, as required by law, and all taxes, levies, property levies, value added tax, fees or charges imposed on or required from it, including income tax deduction liabilities, interest, linkage differentials and fines have been paid or accounted for in its financial statements as required by law.

2.8. As far as the Grower or anyone acting on its behalf is aware, the tax authorities have no claim and/or cause for a claim or valid demand regarding any liability of the Grower, and no discussions are taking place with the authorities regarding any return which the Grower filed and/or was obliged to file with the authorities.

2.9. The Grower is not a party to and/or connected to and/or involved in any legal or quasi-legal proceeding before a court, judicial forum or any other tribunal, including arbitration, mediation or conciliation proceedings, and to the best of the Grower's knowledge no investigation is being conducted against and/or in connection with and/or relating to it by any government or state agency.

2.10. No criminal proceedings are being conducted against the Grower and to the best of the Grower's knowledge no investigation, including a criminal investigation, is being conducted against the Grower and/or its executive officers in their capacity as such.

2.11. The Grower has complied and complies in every material respect with all the relevant labor laws and regulations concerning the Grower's employees.

2.12. It has obtained all the consents and approvals, including in accordance with its incorporation documents, and the statutory permits and clearances, which it requires in order to enter into and honor its obligations under this Agreement, and there is no need to obtain any additional consents and/or approvals pursuant to any law and/or agreement.

2.13. The signing and implementation of this Agreement by the Grower (a) do not conflict with or contradict its incorporation documents; (b) are not at variance with and do not contradict or constitute or cause a breach of the Agreement or the Grower's obligation to any third party; (c) does not violate any law, order or judicial decision which the Grower is party to or which applies to it or its assets.

2.14. It has the cultivation facility, the financial means, the knowledge and the appropriate personnel required in order to honor its obligations under this Agreement.

2.15. The Grower undertakes that it has taken out all the appropriate insurance policies required for its activity as a cultivator and manufacturer of medical cannabis products, with a lawfully licensed and reputable insurance company, and that the said insurance policies shall be in force for the entire duration of the Agreement;

2.16. To perform its obligations under this Agreement devotedly and to a high professional standard.

2.17. It has contracted with a medical cannabis oil extraction plant (which holds an IMC-GMP license) and that at all stages of the contract in this Agreement it shall be able to obtain oils from one of the plants which is authorized to extract them in Israel.

2.18. The oils which the Grower shall supply pursuant to this Agreement shall conform with all the State of Israel's standards requirements for medical

cannabis oil.

2.19. Subject to the provisions of paragraph 6.4.5, at no stage, whether during and/or after termination of the contract with the Company shall the Grower make any use of the seeds and/or their derivatives.

2.20. It shall permit the Company's agronomist (hereinafter: **"the work manager"**) to stay in the cultivation facility in order to observe the propagation and cultivation process which shall be undertaken pursuant to this Agreement, subject to approval of his identity by the MCU, and all by prior coordination between the parties.

2.21. The Grower hereby declares that it has furnished the Company with all the relevant information, data and knowledge about the Grower, and has not concealed any relevant information which could materially affect the considerations which a reasonable person would take into account regarding the entering into of this Agreement.

2.22. The Grower is aware that the Company is entering into this Agreement based on the representations, declarations and undertakings contained in this paragraph 2 and all its subparagraphs. The Grower shall notify the Company immediately and without delay of any material change in the representations which shall occur between the date of signing this Agreement and completion of the allocation of all the shares being allotted to the Grower and completion of the clinical trials, as described hereinafter in this Agreement.

3. **<u>The Company's representations, declarations and undertakings</u>**

The Company declares and undertakes as follows:

3.1. The Company is a private company which was lawfully incorporated and registered under the laws of the State of Israel on 11th July 2019, and its number with the Registrar of Companies is 516054400.

3.2. Copies of the Company's incorporation certificate and incorporation documents, correct and up-to-date at the time of signing this Agreement, are

attached to this Agreement marked **Appendix 3.2**.

3.3. No legal, contractual and/or other obstacle exists to prevent it from entering into and honoring its obligations under this Agreement.

3.4. There are no charges, and there is no undertaking to create charges, on any of the Company's assets and/or its share capital.

3.5. The Company is registered in the income tax and VAT authorities' records and reports to those authorities as required by law.

3.6. The Company is not late in submitting a report or other document or any payment to the authorities, as required by law, and all taxes, levies, property levies, value added tax, fees or charges imposed on or required from it, including income tax deduction liabilities, interest, linkage differentials and fines have been paid or accounted for in its financial statements as required by law.

3.7. As far as the Company or anyone acting on its behalf is aware, the tax authorities have no claim and/or cause for a claim or valid demand regarding any liability of the Company, and no discussions are taking place with the authorities regarding any return which the Company filed and/or was obliged to file with the authorities.

3.8. The Company is not a party to and/or connected to and/or involved in any legal or quasi-legal proceeding before a court, judicial forum or any other tribunal, including arbitration, mediation or conciliation proceedings, and to the best of the Company's knowledge no investigation is being conducted against and/or in connection with and/or relating to it by any government or state agency.

3.9. No criminal proceedings are being conducted against the Company and to the best of the Company's knowledge no investigation, including a criminal investigation, is being conducted against the Company and/or its executive officers in their capacity as such.

3.10. The Company has complied and complies in every material respect with all the relevant labor laws and regulations concerning the Company's employees.

3.11. As of the date of signing this Agreement, the Company has not given a guarantee for the debts and obligations of any third parties.

3.12. The Company has obtained all the consents and approvals, including in accordance with its incorporation documents, and the statutory permits and clearances, which it requires in order to enter into and honor its obligations under this Agreement, and there is no need to obtain any additional consents and/or approvals pursuant to any law and/or agreement.

3.13. The signing and implementation of this Agreement by the Company (a) do not conflict with or contradict its incorporation documents; (b) are not at variance with and do not contradict or constitute or cause a breach of the Agreement or the Company's obligation to any third party; (c) does not violate any law, order or judicial decision which the Company is party to or which applies to it or its assets.

3.14. The Company is engaged in the field of research and development of cannabis-based medical indications under an exclusive contract with Rambam Hospital in Haifa, which is attached to this Agreement marked Appendix 3.14 (hereinafter: **"the Agreement with Rambam"**).

3.15. The Company intends to enter into a license agreement with a company incorporated in California (**"the Californian Company"**) under which the Californian Company shall be granted a license to manufacture and sell medical cannabis-based products founded on the Company's intellectual property, which is attached to this Agreement marked **Appendix 3.15** (hereinafter: **"the California Agreement"**). ***[Request to receive the final version of the agreement]***

3.16. The allotted shares (as defined hereinafter) shall be allocated to the Grower fully redeemed and unencumbered by third party rights. The Company shall have no right of lien or forfeiture with respect to the allotted shares.

3.17. In accordance with the research program in the Agreement with Rambam Hospital, as of the date of this Agreement, Rafael has paid Rambam NIS 1.4 million (inclusive of VAT) out of USD 1.4 million (exclusive of VAT).

3.18. The Agreement with Rambam expires on 17th July 2021 and shall be extended by the Company until the three trials referred to in paragraph 3.18 below have been completed.

3.19. The Company shall conduct three clinical trials at Rambam Hospital to treat the following diseases: (1) Corona Covid-19 - by Dr. Yigal Luria Hayon, on the tissues and blood of Corona patients from Rambam's tissues and blood banks at Rambam; (2) Arthritis - by Professor Alexandra Balbir, Director of the Rheumatology Institute at Rambam Hospital; (3) Allergy - by Dr. Eduardo Shahar, Head of the Department of Clinical Immunology at Rambam Hospital.

3.20. Rambam Hospital has the appropriate approvals required for it to receive the oil which the Grower shall manufacture for the Company pursuant to this Agreement for use in the Company's clinical trials.

3.21. The Company is in an advanced process of merging operation its shares with a public company whose shares are traded on the OTC Markets exchange in the USA.

3.22. The Company hereby declares that it has furnished the Grower with all the relevant information, data and knowledge about the Company, and has not concealed any relevant information which could materially affect the considerations which a reasonable person would take into account regarding the entering into of this Agreement.

3.23. The Company is aware that the Grower is entering into this Agreement based on the representations, declarations and undertakings contained in this paragraph 3 and all its subparagraphs. The Company shall notify the Grower immediately and without delay of any material change in the representations which shall occur between the date of signing this Agreement and completion of the allocation of all the shares being allotted to the Grower and completion of the clinical trials, as described hereinafter in this Agreement.

4. **Essence of the contract**

4.1. The Grower shall import cannabis seeds at its own expense in accordance with the varieties specification and the quantities which the parties shall determine (above and hereinafter: **"the seeds"**).

4.2. The Grower shall set aside an area within the cultivation facility for the Company, in which it shall propagate seeds, grow cannabis plants from them (hereinafter: **"the plants"**), and then finally (directly and/or indirectly) extract from the plants for medical use cannabis oil, which shall be sold in pharmacies in Israel (hereinafter: **" the oil"**). The Grower shall be responsible for undertaking and at its own expense the entire process as aforesaid, from the import phase to the medical cannabis oil extraction phase.

4.3. Before supplying the extraction cycles, as defined below, the grower shall supply the Company with 10 ml of pure oil from each variety of plants grown by it as specified in section 4.1 of this Agreement (hereinafter: **"the extracts"**). Within 7 days of receiving the extracts as aforesaid, the Company shall inform the Grower of the varieties from which it has decided in its discretion that it wishes to produce the extraction cycles, and the parties shall work to produce the extraction cycles as detailed in paragraphs 4.5 below.

4.4. The plants shall be cultivated in such number of growth cycles as the Grower shall decide upon (hereinafter: **"the growth cycles"**). Pursuant to this Agreement, the oil shall be supplied to the laboratory (as that term is defined hereinafter) in two or three stages (as the Grower shall choose in its sole discretion) (hereinafter: **"the extraction cycles"**) within 12 months from the date on which the Company shall complete its merger with the public company whose shares are traded in the OTC Markets, in accordance with its declarations within the framework of this Agreement. In each extraction cycle as aforesaid, the Grower shall supply 1-7 liters of the oil, and collectively from all the extraction cycles, total of 15 liters of oil.

4.5. The Grower shall be the sole professional authority from the stage of importing the seeds until extraction of the oil, including with regard to determining the propagation and cultivation regimes, protocols and technique, irrigation, how and when to harvest, how to take care of the inflorescences, pest control and

determining to which factory the plant inflorescences which the Grower cultivated from the seeds shall be sent to for extraction of the cannabis oil. The Grower shall act in accordance with all legal requirements pertaining to the matters stated in this paragraph, as well as the MCU's prevailing guidelines.

4.6. At the end of each plant growth cycle and once the plants' inflorescences (hereinafter: **"the inflorescences"**) have been fully dried, the Grower shall act to have the oil extracted from the inflorescences in a factory which holds an IMC-GMP license, following which the Grower shall receive a laboratory certificate formerly confirming that the oil was extracted in accordance with the IMC-GMP Standard.

4.7. Shortly after the oil has been extracted from the plants, the Grower shall send the oil to the Rambam Hospital's laboratory (hereinafter: **"the laboratory"**), to enable the Company's three clinical trials (hereinafter: **"the trials"**) to proceed. It is clarified that the Company shall bear the costs of transporting the oil as aforesaid, which shall be paid directly to the party which delivered it, and that the Company shall be responsible for obtaining all clearances required in order for the oil to be received in the laboratory and for the trials to be conducted thereafter as aforesaid.

4.8. The intellectual property which is directly or indirectly connected to the seeds, the plants, the inflorescences and the oil shall belong exclusively to the Company.

5. **<u>The consideration</u>**

5.1. In return for importing, propagating and cultivating the seeds and extracting the oil within the timeframes specified above, the Company shall allot shares in the Company to the Grower's shareholders Ms. Iris Vermouth ID 200031219 and Mr. Ohana Shahaf ID 036396422 (without any additional consideration on the part of the Grower) (after the Company has completed its merger with a public company traded on the OTC Markets), which after the date of their allocation shall constitute 3% of the issued and redeemed (and fully diluted) share capital of the Company (hereinafter: **"the allotted shares"**).

5.2. The allotted shares shall be allocated to the Grower's shareholders in the following manner (hereinafter: **"the installments")**:

5.2.1. 7 days after the completion of the first extraction cycle (and before its delivery to Rambam Hospital), 1% of the Company's issued and redeemed (and fully diluted) share capital, after the date on which the shares were allocated as aforesaid, shall be allocated to the Grower.

5.2.2. Should the Grower complete the extraction of all the oil which it undertook to extract under the Agreement within the framework of the second extraction cycle (including the oil which was supplied in the first extraction cycle), then 7 days after the completion of the second extraction cycle (and before delivery to Rambam Hospital), the Company shall allocate to the Grower 2% of the Company's issued and redeemed (and fully diluted) share capital on the date of the said share allocation.

5.2.3. Should the Grower not complete the extraction of all the oil which it undertook to extract under the Agreement within the framework of the second extraction cycle, then 7 days after completion of the second extraction cycle (and before its delivery to Rambam Hospital), the Company shall allocate to the Grower 1% of the Company's issued and redeemed (and fully diluted) share capital, after the date on which the shares were allocated as aforesaid, while 7 days after completion of the third extraction cycle (and before its delivery to Rambam Hospital), the Company shall allocate to the Grower 1% of the Company's issued and redeemed (and fully diluted) share capital after the date on which the shares were allocated as aforesaid.

5.3. It is clarified that instead of each installment of the allotted shares as described above, the Grower has the right to choose in its sole discretion to receive a cash payment of an amount equivalent to USD 100,000 (hereinafter: **"the cash consideration"**). All the terms applying to allocation of the allotted shares as specified above, including the payment dates, shall equally apply, mutatis mutandis, to payment of the cash consideration.

5.4. In addition to the allotted shares (or the cash consideration, as the case may be), the Grower shall be entitled annually (and indefinitely) to additional consideration from the Company amounting to 15% of the royalties which Raphael shall be entitled to within the framework of the California Agreement from Raphael's first indication to be marketed in the U.S. in the U.S. State of California, of the medical indication which was developed at Rambam Hospital (hereinafter: **"the consideration from the profits"**). It is emphasized that the parties shall enter into a separate agreement within the framework of which the Grower shall be the sole concessionaire of the Company's products in Israel. For further details, see **Appendix 5.4** to the Agreement.

5.5. The consideration from the profits as aforesaid shall be paid to the Grower on the last day of each calendar quarter. At least 21 days before payment of the consideration from the profits, the Company shall forward to Migdal details, explanations and calculations to its sole satisfaction regarding the manner in which the consideration from the profits was calculated, signed and certified by the Company's auditor.

5.6. It is clarified that the receipt of any consideration by the Grower after the dates prescribed in this Agreement shall not be construed as a waiver on its part of a breach of the Company's obligation or as its acquiescence in that payment delay or those following it.

6. **Duration of the contract**

6.1. The maximum quantity of oil which shall be supplied under the agreement (15 liters) shall be supplied to the laboratory at Rambam Hospital no later than 18 months from the date on which the seeds arrived at the cultivation facility and final approval was received from the relevant regulator for cannabis oil to be extracted from the seeds for medical use in accordance with MCU guidelines and directives.

6.2. The share of the profits which the Company is expected to pay to the Grower is not limited in time and the parties took this into account when they determined the manner of calculating the total consideration in this Agreement. The Company shall of course be obliged indefinitely to transfer the details and the relevant calculations pertaining to payment of the profits as specified in

paragraph 5.5 above.

6.3. The parties undertake to act in accordance with the time schedules prescribed in the Agreement. A deferral of those schedules due to force majeure shall not be regarded as a breach of this Agreement.

In this paragraph "force majeure" shall mean natural disasters, wars, shutdowns in the economy, lockdown, terrorist acts, or an epidemic provided that they could not have been reasonably foreseen, they directly affected the party in breach and prevented it from honoring its obligations under this Agreement or resulted from government decisions or sectoral decisions arising from government actions and/or decisions, which led to a national quarantine or to circumstances that preclude implementation of the Agreement between the parties within the timeframe agreed upon, and all regarding the matter of the breach and the circumstances which are relevant to it.

6.4. Upon the occurrence of each of the following cases, this Agreement shall be terminated immediately and without any prior warning:

6.4.1. The Grower's license expired and the Grower failed to renew it within 30 days from the date of its expiration. **Notwithstanding the foregoing, it is emphasized that the Grower shall continue to be entitled to the allotted shares (or the cash payment as specified in paragraph 5.3 above), provided that it completed the extraction cycles under the Agreement, and shall likewise remain (indefinitely) entitled to a proportionate part of the consideration from the profits according to the ratio between the quantity of oil supplied which it supplied to the Company under the Agreement and the quantity of oil which it was supposed to have supplied under the Agreement (15 liters).**

6.4.2. An insolvency petition was filed against one of the parties (or its controlling shareholder) (including, inter alia, Execution Office proceedings, bankruptcy, receivership, stay of proceedings and liquidation) and the said petition was not annulled, struck out or denied within 30 days from the date on which it was filed and/or a temporary/permanent receiver and/or a temporary or permanent

liquidator was appointed for the other party, and/or a temporary/ permanent attachment was imposed on a substantial part of the other party's assets and the aforementioned appointment/attachment did not expire or was not annulled within 30 days of its imposition. **Notwithstanding the foregoing, it is emphasized that the Grower shall continue to be entitled to the allotted shares (or the cash payment as specified in paragraph 5.3 above), provided that it completed the extraction cycles under the Agreement, and shall likewise remain (indefinitely) entitled to a proportionate part of the consideration from the profits according to the ratio between the quantity of oil supplied which it supplied to the Company under the Agreement and the quantity of oil which it was supposed to have supplied under the Agreement (15 liters).**

6.4.3. A party to this Agreement committed a fundamental breach of the provisions of this Agreement, or a non-fundamental breach of its obligations under the provisions of this Agreement which it failed to rectify within 14 days from the date on which it received a written notice from the other party demanding that it do so. **Notwithstanding the foregoing, it is emphasized that the Grower shall continue to be entitled to the allotted shares (or the cash payment as specified in paragraph 5.3 above), provided that it completed the extraction cycles under the Agreement, and shall likewise remain (indefinitely) entitled to a proportionate part of the consideration from the profits according to the ratio between the quantity of oil supplied which it supplied to the Company under the Agreement and the quantity of oil which it was supposed to have supplied under the Agreement (15 liters).**

6.4.4. Should the Company not complete a merger with a public company whose shares are traded on the OTC Markets within 90 days from the signing of this Agreement, this Agreement shall be rescinded immediately.

7. **<u>Employer-employee relationship</u>**

7.1. It is hereby agreed and declared that the Grower is entering into this Agreement as a self-employed and independent supplier, and not as the Company's employee. The Grower hereby absolves the Company in advance from any liability arising from an employer-employee relationship should this Agreement be interpreted as having created such a relationship.

7.2. No supervisory right granted to the Company under this Agreement shall guarantee the Grower rights arising from an employer-employee relationship. The Company's work manager is employed by the Company and shall have an employer-employee relationship with the Company only.

7.3. Neither the Grower nor those employed by it shall have any right as an employee of the Company and shall not be entitled to any payment, compensation or other benefit deriving from the status of an employee of the Company.

8. **<u>The Company's liability</u>**

8.1. The Company accepts full responsibility for all damages, detriment, loss, expenses and consequences of any kind and type which shall be caused to itself or to any person and/or entity during or due to use of the oil.

8.2. The Company undertakes to fully indemnify the Grower and all or any of its representatives and/or employees against any sum which they shall be required or ordered to pay for damage, detriment, loss, expenses and consequences of any kind and type, including litigation costs and attorney's fees, sustained or incurred with respect to or during or as a result of the use of the oil, and that sum shall be regarded as a debt owed to the Grower by the Company in accordance with this Agreement.

8.3. The Company shall be informed within a reasonable time of any demand made and/or claim filed against the Grower, its representatives and/or employees or any of them for payment of any sum as compensation or damages or regarding a detriment, loss, or consequence of any kind and type, in order to enable the Company to conduct a defense against the demand and/or claim in question jointly with the Grower.

9. **Prohibition on transfer of the Agreement and assignment of rights**

9.1. The Company may not endorse this Agreement, or any part thereof, to another, or transfer or pass on to another any right or obligation under this Agreement, without the Grower's prior written consent.

9.2. The Grower may not transfer the seed propagation and plant cultivation work under this Agreement for execution by a third party, without the prior written consent of the Company's manager.

9.3. Should the Grower transfer the execution of all or some of its obligations under the Agreement to a third party, it shall remain liable for the obligations imposed on it under this Agreement.

10. **Confidentiality**

10.1. Each of the parties hereby undertakes to the other to keep strictly confidential and to make no use, either by itself or through others (except in so far as required in order to honor its obligations under this Agreement) of any information which is inherently or essentially classified (**"confidential information"**), which it and/or any of its managers and/or workers and/or advisors and/or subcontractors and/or anyone acting on their behalf was and/or shall be exposed to within the framework and in connection with the Agreement, including, inter alia, documents, formulas, goods, technical data, financial data and/or any other confidential information. Notwithstanding the foregoing, it is clarified that confidential information does not include information which has become common knowledge. This paragraph shall remain in force even after the contract between the parties has ended.

10.2. Confidential information and any copy thereof which is in the possession of the party who received the information, shall be returned to the party who imparted the confidential information, or destroyed, depending on the demand of the party who imparted the confidential information, and within 5 (five) business days from the date of that demand. The party who received the information shall confirm in writing that it returned or destroyed all confidential information as aforesaid.

11. **Liability and indemnity**

The parties hereby undertake to be severally liable for direct damage which shall be caused by its act and/or omission or by an act and/or omission of anyone acting on its behalf including expenses incurred due to damages and/or claims and/or losses which were caused to third parties as a result of breaches of a party to this Agreement.

12. **Taxes and expenses**

Each party shall bear the tax liability, expenses, costs and fees which shall be imposed on it by the provisions of any law and/or which it incurred within the framework and/or during implementation of the contract created by this Agreement, including attorneys', accountants' and other advisors' fees.

13. **Breach of the Agreement and jurisdiction**

13.1. The parties agree that a breach of any term of this Agreement shall grant to the injured party the right to claim all the reliefs prescribed in this regard in the Contracts (Remedies for Breach of Contract) Law, 5731-1970.

13.2. The parties stipulate that the courts in the Tel Aviv-Yafo District shall have exclusive jurisdiction to adjudicate any dispute which may arise between them pursuant to this Agreement.

14. **Miscellaneous**

14.1. No amendment and/or addition to this Agreement shall be valid unless it was made in writing and signed by the parties to the Agreement.

14.2. This Agreement annuls and replaces all prior verbal or written agreements, representations, undertakings and understandings which were made, given or reached between the parties regarding the matters enumerated in it.

14.3. The parties' addresses for the purpose of this Agreement are as specified in the heading of the Agreement. Any letter which one party shall send to the other regarded as having reached the recipient, if it was sent by registered mail in accordance with the aforementioned addresses, within four days from the date

on which it was posted, if it was sent by fax, within forty-eight hours from the time of its transmission, if it was sent by electronic mail, within twenty-four hours from the time of its transmission, and if it was delivered by courier, at the time when it was handed over.

14.4. No delay in exercising the rights granted to one of the parties under the terms of this Agreement shall be regarded as a waiver of the aforementioned right/rights, and that party may use all its rights or each of them severally, as granted to it under the provisions of this Agreement or by the provisions of any law, whenever it shall see fit.

14.5. A determination by a court or any other competent authority to the effect that one of the provisions of this Agreement or an agreement which was made pursuant to it is unenforceable and/or void for any reason, shall not prejudice the other terms of the contract, provided that the economic, commercial and legal nature of the transaction upon which the contract is predicated has not been materially altered. The parties shall act in good faith in order to implement the terms of the contract in both spirit and letter, including by replacing the unenforceable and/or void provision as aforesaid, with an alternative provision, the consequences of which shall be as similar as possible to those of the provision which is being replaced.

In witness whereof the parties have signed:

______________________________	______________________________
Raphael Pharmaceutical Ltd	Way of Life Cannabis Ltd